Exhibit 99.1

Ardent Advisors, LLC

Narberth, Pennsylvania

June 29th, 2004

RS Group of Companies, Inc.

200 Yorkland Blvd., Suite 200

Toronto, Ontario M2J 5C1

Canada

Attn:  Sandro Sordi

Re: Consulting Agreement

Gentlemen:

This Consulting Agreement (the “Agreement”), effective as of the date hereof (“Effective Date”) confirms the terms on which RS GROUP OF COMPANIES, INC., (herein referred to as the “Company”) desires to engage the services of ARDENT ADVISORS, LLC, a Delaware limited liability company (herein referred to as the “Consultant”) as a financial consultant and strategic advisor in connection with certain business, corporate governance, financial structural and capital funding activities for the Company and its affiliated companies (meaning any person that controls, is controlled by, or is under common control with the Company, “control” being deemed to mean twenty-five percent (25%) voting power), as well as to represent the Company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities, and to consult with management concerning such Company activities.

Accordingly, by signing below, and in consideration of the promises and the mutual covenants and agreements set forth herein, the Company and the Consultant agree as follows:

Term of Engagement.  The Company will retain the Consultant and the Consultant agrees to provide the services described herein to the Company commencing as of July 29th, 2004 through July 29th, 2005, unless terminated earlier as provided herein.

Services.  The Consultant agrees to provide the following consulting services and such other similar or related responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company, so long as such activities are in compliance with applicable laws and regulations, during the term of this Agreement:

•

Developing and implementing plans to present the Company’s business strategy and management to the financial community (including, but not limited to, retail broker-dealers, buy-side and sell-side institutional managers, portfolio managers, analysts, and financial public relations professionals), creating an image for the Company in the investment community, and establishing the foundation for its subsequent financial public relations efforts;

•

Maintaining an awareness during the term of this Agreement of the Company's plans, strategy and personnel changes , as they may evolve and assisting the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

•

Upon the Company's direction, conducting meetings, in accordance with the Company’s by-laws and policies, with broker/dealers, analysts and other investment professionals to communicate regarding the Company's plans, goals and activities, assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

•

At the request of the Company, reviewing business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and

•

Advising and assisting the Company with regard to mergers, acquisitions, divestitures, recapitalizations, financing arrangements and other transactions involving changes to its financial structure, equity holdings and debt structure, governance, and other organizational and business matters, including but not limited to consulting on proposed transactions between the Company and Value Guard Vacations, Inc. and RSC Financial Corporation, it being understood by both parties hereto that such change transactions may merit additional compensation, generally in the form of a success fee, for Consultant.

Allocation of Time and Energies. No specific hours-per-day requirement for the Services are required. The parties expect that most of the Consultant’s efforts and the costs to be incurred, and the benefits to be received by the Company, will occur within the first calendar quarter after the effectiveness of this Agreement. Neither the price of the Company’s common stock nor the trading volume of the Company’s common stock hereunder will be applied as a measure of the Consultant’s performance.  The Company recognizes that it the Consultant will not be deemed to have breached this Agreement if any member or officer of the Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its services hereunder.

Remuneration.  In consideration of the Consulting Services to be performed under this Agreement the Company shall forthwith issue to the Consultant, without charge, five-hundred thousand (500,000) shares of common stock, no par value per share, such stock to be validly issued, fully paid and non-assessable and the issuance thereof duly authorized by the Company’s board of directors and 250,000 non-cash warrants exercisable at $1.26 and 250,000 non-cash warrants exercisable at $2.26.  Such common stock and warrants shall be registered under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission no later than November 1st, 2004.

Notwithstanding anything else in this Agreement to the contrary, Company and Consultant acknowledge and agree that for purposes of the Company’s internal accounting practices, the Company may desire to allocate all or a portion of the common stock to any number of the services provided by the Consultant to the Company under this Agreement consistent with the

United States generally accepted accounting practices.  Accordingly, Consultant agrees to cooperate with the Company, and will provide to the Company reasonable support and documentation in connection with any such allocation process.

Consultant acknowledges that the shares of common stock to be issued pursuant to this Agreement have not been and accordingly are “restricted securities” within the meaning of Rule 144 of the Act.  As such, the common stock may not be resold or transferred unless subject to an effective registration statement or unless the Company has received an opinion of counsel and in form reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Securities Act.

In connection with the acquisition of the common stock, Consultant represents and warrants to Company, to the best of its/his knowledge, as follows:

(i)

Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the common stock, and any additional information that the Consultant has requested.

(ii)

Consultant is acquiring the common stock for the Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

Non-Assignability of Services.  Consultant’s services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets wherein the Company becomes a minority constituent of the combined Company.  In the event of such merger or acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable.  Notwithstanding the non-assignability of Consultant’s services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by Company herein.  Consultant shall not assign its rights or delegate its duties hereunder without the prior written consent of Company.

Expenses.  Consultant agrees to pay for all its expenses (phone, travel, mailing, faxing, labor, etc.), not including extraordinary items (luncheons or dinners to large groups of investment professionals, investor conference calls, print advertisements in publications, etc.) approved by the Company in writing prior to its incurring an obligation for reimbursement. The Company agrees and understands that Consultant will not be responsible for preparing or mailing due diligence and/or investor packages on the Company, and that the Company will have some means to prepare and mail out investor packages at the Company’s expense.

Indemnification.  The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant or the public by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

Representations.  Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant.  Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of federal or state securities laws or regulations. Consultant further acknowledges that it is not a securities broker/dealer or a state or SEC-registered investment adviser. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of any federal or state securities laws or applicable rules or regulations.

Termination.  Either party has the right to terminate this Agreement at any time during the Term of this Agreement, upon providing the other party five (5) days written notice of the terminating party’s intention.

Legal Representation.  Each of Company and Consultant represents that, to the extent that they deemed necessary, they have consulted with legal counsel and/or tax, financial and business advisors.

Status as Independent Contractor.  Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.  Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

Confidentiality.

(a)

Each party agrees not to use, copy or disclose the trade secrets and confidential information of the other party, except as permitted by this Agreement. Each party shall treat the other's confidential and secret information with at least that degree of care it uses with respect to its own such information. Each party will give access to the other party's confidential information only to such of its personnel and representatives as have a need to such access for the purpose of providing the services hereunder, and to no other person whatsoever. The requirements herein contained with respect to non-disclosure and non-use and protection of each party's trade secrets and confidential information shall permanently survive termination of any other provisions of this Agreement. If either party is ordered by a court or Governmental Authority of competent jurisdiction to disclose trade secrets or confidential information, or if it is served with or otherwise becomes aware of a motion or similar request that such an order be issued, then such party will not be liable to the other party for disclosure of trade secrets or confidential information required by such order if the disclosing party complies with the following requirements: (1) if an already issued order calls for immediate disclosure, then the disclosing party promptly moves for or otherwise requests a stay of such order to permit the other party to respond; (2) the disclosing party promptly notifies the other party of the motion or order; and (3) the disclosing party does not oppose a motion or similar request by the other party for an order protecting the confidentiality of the trade secrets and confidential information including joining or agreeing to (or non-opposition to) a motion for leave to intervene by such other party.

(b)

The term “trade secrets” means information related to a party (1) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use, and (2) which is the subject of efforts by said party that are reasonable under the circumstances to maintain its secrecy.

(c)

The term “confidential information” means information that is confidential to the business of a party and is not a trade secret; provided, however, that confidential information does not include information which is or becomes generally known to the public without any breach by a party of its duties to the other party. Assuming that the foregoing criteria are met, confidential information also includes information which has been disclosed to a party and which such party is obligated to treat as confidential.

Attorney's Fee.  If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

Waiver.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

Notices.  All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:

RS Group of Companies, Inc.

200 Yorkland Boulevard, Suite 200

Toronto, Ontario M2J 5C1

Attention:  Sandro Sordi, General Council

Fax – (416) 391-4860

To the Consultant:

Ardent Advisors, LLC

1637 Oakwood Dr., Unit S222

Narberth, Pennsylvania 19072-1008

Attn: Brian Corbman & Tammer Fahmy, Managing Directors

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without reference to choice of laws principles.

Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in New York City, New York in accordance with the applicable rules of the American Arbitration Association, Commercial Dispute Resolution Procedures, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

Complete Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  This Agreement supercedes and replaces any previous oral or written agreement(s) entered into by the parties hereto.

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Please indicate your acceptance and approval of the terms hereof, effective as of the date set forth above, by entering the signature of an authorized officer below.

Sincerely,

ARDENT ADVISORS, LLC

By:

/s/ Tammer Fahmy

Name:

Tammer Fahmy

Managing Director/Member and its Duly Authorized Agent

By:

/s/ Brian Corbman

Name:

Brian Corbman

Managing Director/Member and its Duly Authorized Agent

Agreed to and accepted this __29th_ day of July, 2004:

RS GROUP OF COMPANIES, INC.

By:

/s/ Sandro Sordi

Name:

Sandro Sordi

General Council and Duly Authorized Agent